EXHIBIT (17)(f)

^ Please vote, sign, date and promptly return ^ in the accompanying envelope. No postage is required if mailed in the U.S.

Your Proxy Vote is important!

And now you can Vote your Proxy by
Phone^ .

It saves Money! Telephone ^ voting saves
postage costs. Savings which can help
minimize expenses.

It saves Time! Telephone ^ voting is
instantaneous – 24 hours a day.

It’s Easy! Just follow these simple steps:

1. Read your proxy statement and have it at
hand.

2. Call toll-free 1-800-337-3503^ .

3. Follow the recorded ^ directions.

4. Do not mail your Proxy Card when you
vote by phone^ .

Please detach at perforation before mailing.

PROXY	Eaton Vance Global Growth Fund	PROXY
Special Meeting of Shareholders – October 8, 2010
Proxy Solicited on Behalf of Board of Trustees

The undersigned holder of shares of beneficial interest of the above-referenced Fund (the “Fund”), hereby appoints Barbara E. Campbell, Deborah A. Chlebek, Thomas E. Faust Jr., Maureen A. Gemma and Duncan W. Richardson, and each of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Special Meeting of Shareholders of the Fund to be held at Two International Place, Boston, Massachusetts 02110, on Friday, October 8, 2010 at 3:00 p.m., Eastern ^ time, and at any and all adjournments thereof, and to vote all shares of beneficial interest of the Fund which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

When this proxy is properly executed, the shares represented hereby will be voted as specified. If no specification is made, this proxy will be voted for the proposal set forth on the reverse and in the discretion of the proxies with respect to all other matters which may properly come before the special meeting and any adjournments thereof. The undersigned acknowledges receipt of the accompanying notice of special meeting and proxy statement.

^ Please vote, sign, date and promptly return in the accompanying envelope. No postage is required if mailed in the U.S.

Important Notice Regarding the Availability of Proxy Materials for the
Eaton Vance Global Growth Fund
Shareholder Meeting to Be Held on October 8, 2010.
The Notice of Special Meeting of Shareholders, Proxy Statement/Prospectus and Proxy Card are available on the
Eaton Vance website at www.eatonvance.com by selecting “Individual Investors” and then “Investor Resources”
followed by “Important Fund Documents”.

^ Please vote, sign, date and return your proxy today

Please detach at perforation before mailing.

^ The Board of Trustees recommends a vote FOR the following: Please mark votes as in this example

If you have any questions or need assistance with voting, please call 1-866-525-2664 from 9:00 a.m. to 11:00 p.m. Eastern ^ time Monday through Friday, and Saturdays from 12:00 p.m. to 6:00 p.m.

^ Please sign and date on reverse side. 21716_^ 090210